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                                  Exhibit 99.2

           BIONUTRICS ANNOUNCES AMENDMENT TO STOCK PURCHASE AGREEMENT
        TO INCREASE SIZE OF OFFERING UP TO $10 MILLION AND PLANS TO ADD
                 THREE INDUSTRY EXPERIENCED EXECUTIVES TO BOARD

         OCTOBER 5, 2001 - BIONUTRICS, INC., (NASDAQ: BNRX.OB) announced today a revision to its stock purchase agreement with Pharmaceutical Marketing Brands, Inc. ("PMB"). The agreement has been assigned by PMB, as nominee to its principal HealthSTAR Holdings LLC ("Holdings"), and has been amended to provide for an increase in the investment from $5 million to a minimum of $6.5 million up to a maximum of $10 million at $1.00 per share of common stock and for the Company to sell such shares directly to institutional and or accredited investors subject to a voting agreement among the parties. Three new board members have agreed to join the Board of Directors upon completion of the transaction. They are Jerry Brager, Chairman and Chief Executive Officer of HealthSTAR Communications, Inc.; Frederick Frank, Vice Chairman and Senior Managing Director of Lehman Brothers, Inc. and a director of HealthSTAR Communications, Inc.; and John R. Black, Managing Director of H.I.G. Capital, LLC and a director of HealthSTAR Communications, Inc. All existing members of the Board of Directors of the Company will remain on the Board following the closing of the transaction. HealthSTAR Holdings, LLC has relinquished its right under the stock purchase agreement to reconstitute the Board of Directors of the Company.

         Holdings intends to transfer three strategic relationship agreements it has with HealthSTAR Communications, Inc. ("HealthSTAR") to Bionutrics upon completion of the transaction. These agreements are designed to provide the Company with a foundation to commercialize its technology, market its products, and expand its business beyond traditional product research and development functions. The agreements provide for administrative and professional support, marketing services for the Companies products, and assistance in identifying acquisition candidates. HealthSTAR Communications, Inc. will retain a three year right of first refusal with respect to the sale by Bionutrics of any company Bionutrics may acquire with HealthSTAR's assistance.

         In addition to developing its existing products, the Company intends to acquire a number of pharmaceutical marketing services companies, brands and assets that offer unique products and services to pharmaceutical and healthcare company clients. These acquisitions will provide Bionutrics with both access to pharmaceutical clients as a mean through which to market and commercialize its products, as well as providing new sources of revenue which would be derived by providing certain marketing services which are contemplated to be a component of possible co-promotion agreements with corporate partners. In conjunction with the amendment to the stock purchase agreement, the Company is reviewing the acquisition of certain assets that will enhance its capability to market pharmaceutical and functional nutrition products to pharmaceutical manufacturers, healthcare companies, physicians and directly to consumers.
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         The closing of the transaction is expected on or before October 31,
2001, and is subject to various contract contingencies and approvals including shareholder approval, receipt of a fair value opinion, final approval by the Board of Directors of the asset acquisition, and the re-listing of Bionutrics' stock on Nasdaq.

         Ronald H. Lane, Ph.D., Bionutrics' Chairman and Chief Executive Officer stated, "This amendment and the addition of three new, industry-focused executives further cements our strategic relationship with HealthSTAR. Our acquisition plan, which includes pharmaceutical marketing services companies coupled with the marketing resources offered by HealthSTAR creates a unique company that integrates R & D and product development with a full-spectrum pharmaceutical marketing services operation will significantly increase our potential."

         Mr. Brager remarked "Our team looks forward to working with the Bionutrics management and Board of Directors. We believe that upon the closing of this transaction, Bionutrics will be able to realize a return on past investments in product development by accessing a wide range of pharmaceutical marketing capabilities and established relationships in a relationship driven industry."

         HealthSTAR Communications, Inc. was established as a comprehensive pharmaceutical marketing services company that integrates advertising agency services, products and services with audience specific, exclusive controlled media venues to provide pharmaceutical manufacturers with an effective, targeted and economical way to communicate with physicians, patients, providers and payors.

         Bionutrics is a biopharmaceutical company founded to discover and develop novel biologically active compounds derived from natural sources. Natural, biologically active compounds have potential applications as functional nutrition ingredients as well as ethical drugs. Bionutrics is presently developing proprietary functional nutrition ingredients and pharmaceutical products and intends to market these products through strategic alliances and co-promotion agreements.

         The securities offered under the stock purchase agreement have not been registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

         "Safe Harbor" statements under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements including but not limited to, the Company's current expectations, belief, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. Such forward-looking statements include, among others, statements of future plans relating to the company's financial plans, business strategy and growth strategy; statements specifically concerning the successful closing of the noted stock purchase transaction, satisfying closing conditions of the proposed transaction, addressing the
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Company's listing status with Nasdaq, possible future marketing services capabilities, and strategic alliances or co-promotion transactions. These statements are subject to risks and uncertainties including product demand and market acceptance, new product development, future research, reliance on key strategic alliances, availability of raw materials, the regulatory environment and government approval processes, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.